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                                                                    Exhibit 99.1

News Release

April 28, 1998
FOR IMMEDIATE RELEASE
Douglas A. Shumate
Senior Vice President
Chief Financial Officer
706-385-8189

ITC/\DeltaCom, Inc. Undertakes Private Debt Offering

West Point, Georgia (April 28, 1999)--ITC/\DeltaCom, Inc. (NASDAQ/NMS: ITCD) announced today that it intends to commence a private offering of $100 million aggregate principal amount of Convertible Subordinated Notes due 2006 (the "Notes").

The Company intends to use the net proceeds from the private offering primarily to accelerate expansion of the Company's fiber optic network, and to purchase additional switching equipment, related electronics and inventory and other network assets.

Concurrently with the Notes offering, the Company is undertaking a registered public offering of 6,037,500 shares of Common Stock, including up to 787,500 to cover over-allotments, if any. The private Notes offering and the public Common Stock offering are not dependent on one another.

The Notes to be offered will not be registered under the Securities Act of 1933 or any state securities laws and may not be offered or sold in the United States unless registered, except pursuant to an exemption from the registration requirements of the Securities Act of 1933 and applicable state securities laws.

ITC/\DeltaCom, Inc., headquartered in West Point, Georgia, provides integrated telecommunications services to mid-sized and major regional businesses in the southern United States, and is a leading regional provider of wholesale long-haul services to other communications companies. The Company's business communication services include local exchange service, long distance, enhanced data, Internet, operator services, and the sale and maintenance of customer premise equipment. The Company operates 24 branch locations in eight states, and its 10-state, approximately 7,800 mile fiber optic network reaches over 80 points of presence. The Company has interconnection agreements with BellSouth, Southwestern Bell, GTE, and Sprint for resale and access to unbundled network elements, and is a certified Competitive Local Exchange Carrier (CLEC) in Arkansas, Texas, and all nine BellSouth states. ITC/\DeltaCom can be found on the Internet at www.itcdeltacom.com.

Copyright (C) 1999. ITC/\DeltaCom, Inc. All rights reserved.